Exhibit 21.1

Subsidiaries of the Registrant, as of December 31, 2014

Subsidiary	Jurisdiction of Organization

AMN Allied Services, LLC	Delaware

AMN Healthcare Allied, Inc.	Texas

AMN Healthcare, Inc.	Nevada

AMN Services, LLC	North Carolina

AMN Staffing Services, LLC	Delaware

Avantas, LLC	Nebraska

Linde Health Care Staffing, Inc.	Missouri

Merritt, Hawkins & Associates, LLC	California

Nursefinders, LLC	Texas

O’Grady-Peyton International (Europe) Limited	United Kingdom

O’Grady Peyton International (India) Private Limited	India

O’Grady Peyton International Recruitment U.K. Limited	United Kingdom

O’Grady-Peyton International (SA) (Proprietary) Limited	South Africa

O’Grady-Peyton International (USA), Inc.	Massachusetts

Rx Pro Health, LLC	Colorado

ShiftWise, Inc.	Oregon

Spectrum Insurance Company, Inc.	Hawaii

Staff Care, Inc.	Delaware